Exhibit 99.1
PRESS RELEASE CONTACT:
MICHAEL SENKEN
PHONE: (770) 651-9100

MiMedx Announces 2016 Record Results

Marietta, Georgia, February 23, 2017, (PR Newswire) -- MiMedx Group, Inc. (NASDAQ: MDXG), the leading regenerative medicine company utilizing human amniotic tissue and patent-protected processes to develop and market advanced products and therapies for the Wound Care, Surgical, Orthopedic, Spine, Sports Medicine, Ophthalmic, and Dental sectors of healthcare, today announced its record results for the fourth quarter and full year ended December 31, 2016.

Full Year 2016 Highlights are:

•	Revenue is a 31% increase over full year 2015 revenue

•	Revenue of $245.0 million within range of MiMedx guidance

•	Wound Care revenue of $184 million is a 30% increase over 2015

•	Surgical, Sports Medicine and Orthopedics (SSO) revenue of $61.0 million grew 32% over 2015

•	Gross margin of 87%

•	Net income of $12.0 million beats consensus by $1.0 million

•	GAAP EPS (diluted) of $0.11 beats consensus by $0.01

•	Adjusted Net Income* of $24.4 million and EPS (diluted) of $0.22 meets consensus

•	Adjusted EBITDA* of $44.4 million

•	Net cash flows from operations of $25.8 million is a 37% increase over prior year

•	Stock repurchase under the repurchase plan of $10.4 million

Fourth Quarter 2016 Highlights are:

•	Revenue grew 35% over Q4 2015 revenue

•	Revenue of $69.9 Million within range of MiMedx Q4 2016 guidance

•	Wound Care revenue grew 32% over Q4 2015

•	SSO revenue for Q4 2016 grew 44% over Q4 2015

•	20th of last 21 quarters of meeting or exceeding revenue guidance

•	Gross margin of 87%

•	Net income of $5.5 million

•	20th consecutive quarter of positive Adjusted EBITDA*

•	Adjusted EBITDA* of $13.9 million

•	Adjusted Net Income* of $8.1 million is a 14% increase over 2015
* See the accompanying tables for definitions of each Non-GAAP metric. Reconciliations of GAAP EBITDA to Adjusted EBITDA, GAAP Gross Margin to Adjusted Gross Margin, and GAAP Net Income to Adjusted Net Income and Adjusted Diluted Net Income Per Share appear in the tables below. These non-GAAP measures include, but are not limited to, adjustments for non-cash charges associated with purchase accounting related to the Stability Biologics acquisition, normalization of tax expense, one-time non-recurring cash charges and share based compensation expense.

Parker H. “Pete” Petit, Chairman and CEO stated, “The final revenue is $1.8 million lower than we pre-released on January 9, 2017. This lower revenue is the result of the decision that we made to take what we believe is a very conservative approach related to the transition of certain government accounts from a distributor’s Federal Supply Schedule (FSS) contract to our own FSS contract. As previously reported, the Company has been transitioning since 2015 from sales to government accounts through our relationship with AvKare to sales directly to government accounts on our own FSS. In connection with that transition, we have an obligation to repurchase AvKare’s remaining inventory, if any, within 90 days following the expiration of the agreement on June 30, 2017. At that time, the Company expects AvKare’s inventory to be minimal based on AvKare’s obligation to use commercially reasonable efforts to achieve target sales levels over the remaining term of the agreement.”

Results for Full Year and Fourth Quarter Ended December 31, 2016
The Company recorded record revenue for the year ended December 31, 2016 of $245.0 million, a $57.8 million or 31% increase over 2015 revenue of $187.3 million. The Company’s gross margin for the year ended December 31, 2016, was 87%, compared to an 89% gross margin in the same period of 2015. The decline in gross profit was driven by the impact of purchase accounting related to the acquisition as well as product mix in certain Stability Biologics products. The Company expects overall product gross margins to improve in 2017. Net Income for the year ended December 31, 2016, was $12.0 million, or $.11 per diluted common share, as compared to Net Income of $29.4 million, or $0.26 per diluted common share, in the same period of 2015. Adjusted EBITDA* for the year ended December 31, 2016, was $44.4 million, as compared to Adjusted EBITDA* of $44.0 million for the year ended December 31, 2015.

The Company recorded record revenue for the 2016 fourth quarter of $69.9 million, a $18.0 million or 35% increase over 2015 fourth quarter revenue of $51.8 million. The Company’s gross margin for the quarter ended December 31, 2016, was 87%, as compared to the 90% gross margin in the fourth quarter of 2015. Net Income for the fourth quarter of 2016, was $5.5 million, or $.05 per diluted common share, a $7.9 million or 59% reduction, as compared to Net Income of $13.4 million, or $0.12 per diluted common share, which included an income tax benefit of $5.7 million due to the release of our net operating loss valuation allowance, in the fourth quarter of 2015. Adjusted EBITDA* for the quarter ended December 31, 2016, was $13.9 million, a $1.0 million or 8% improvement, as compared to Adjusted EBITDA* of $12.9 million for the fourth quarter of 2015.

Management Commentary on Results
Petit said, “We are very pleased with the performance of both of our sales verticals during 2016 and especially during the fourth quarter. Our fourth quarter revenue performance was within our guidance, and it marked 21 consecutive quarters of sequential revenue growth and 20 of 21 quarters of meeting or exceeding our revenue guidance. Our core advanced wound care revenue, led by our commercial accounts, was the primary contributor to our record fourth quarter performance. Our new products performed very well with EpiCord®, our new dehydrated human umbilical cord allograft, receiving substantial interest among physicians, and AmnioFill™ and OrthoFlo Lyophilized, our other recently launched new products, met the Company’s performance expectations.”

Bill Taylor, President and COO, noted, “Our 2016 Wound Care revenue of $184.0 million grew by 30% and Surgical, Sports Medicine and Orthopedics (“SSO”) revenue of $61.0 million increased by 32% over 2015. In the fourth quarter, Wound Care performed extremely well, growing 32% over the fourth quarter of 2015. Our SSO revenue grew significantly and increased by 44% over the 2016 fourth quarter, despite lower than expected fourth quarter revenue from Stability Biologics. EpiFix®, the Company’s flagship product, continues to drive our leadership position in the advanced wound care market. EpiFix is very strong with both our commercial wound care accounts, as well as government accounts.”

Petit commented, “With respect to cash flow and profitability, we were pleased that our cash position at the end of the fourth quarter increased so significantly and the Days Sales Outstanding (DSO) in our Accounts Receivable show a favorable decline. Our profit performance during 2016 was challenging early in the year because of our new product investments, but our profitability was up in the fourth quarter. The fourth quarter was our 20th consecutive quarter of recording positive Adjusted EBITDA*, and our 10th consecutive quarter of operating profit.”

Taylor said, “2016 was another year of accelerated investments in clinical trials. At the end of the year, we had 27 clinical studies ongoing with more than 100 clinical sites under management. As of now, our Compendium of peer-reviewed published studies including completed Randomized Control Trials (RCTs), scientific studies and significant case studies totals 46. Our ongoing investment in this strategy is continuing to propel our successes in gaining reimbursement coverage and furthering our regulatory approvals. During 2016, we added 32.5 million new covered lives and added 21 new plans providing coverage. By year end, we had over 298 million covered lives, which represents more than a 12% increase over year end 2015.”

Petit stated, “With the publication of our 2016 audited financial results, much of the innuendo associated with the recent allegations that two former employees have made against the Company should be resolved. Furthermore, we expect the Audit Committee of our Board will soon be releasing its findings from its in-depth investigation into these allegations. When the results from that investigation are reported, management believes any remaining innuendo that might possibly still remain should be completely resolved. ”

“Our sales organization now totals approximately 325 individuals. We have implemented certain territory realignments and management changes to focus on our growth. We have a large sales force with great expertise and effectiveness, and we look forward to continuing to show exceptional growth,” commented Taylor.

Full Year 2017 and First Quarter 2017 Guidance Highlights
MiMedx reiterated its first quarter and full year 2017 guidance that was previously communicated by the Company on January 9, 2017, which included:

•	First quarter of 2017 revenue forecasted to be in the range of $69.5 to $72.5 million

•	2017 revenue guidance in the range of $302 to $307 million

•	Gross profit margins for 2017 expected to be in the range of 86% to 88%

•	2017 Operating Earnings forecasted to grow by 90% or greater

•	GAAP EPS for 2017 projected to be in the range of $0.18 to $0.20

•	2017 GAAP Net Earnings expected to grow in excess of 95%

•	2017 Adjusted EBITDA* expected to be in the range of 21% to 23% of revenue

•	Adjusted EPS* for 2017 projected to be in the range of $0.31 to $0.33

“Our first quarter of 2017 expectations are tempered by the normal seasonality effects experienced in the first quarter of every year. Even with that offset for seasonality, our first quarter of 2017 guidance provides for 30% to 36% revenue growth over first quarter of 2016 of $53.4 million. With the traditional seasonality experienced in our market, the first quarter of the year is typically the lightest quarter, followed by strong growth in the second, slightly lower growth in the third quarter due to some vacation effects, and then another quarter of strong growth with the fourth quarter,” said Petit.

Liquidity and Cash Flow
Cash on hand as of December 31, 2016, was $34.4 million, as compared to $28.5 million as of December 31, 2015. Net working capital as of December 31, 2016 increased $6.3 million to $75.8 million, as compared to $69.5 million as of December 31, 2015. The Company recorded positive net cash flow from operating activities of $25.8 million for the year ended December 31, 2016 due primarily to increased Adjusted EBITDA*.

Share Repurchase Program
The Company continued to acquire its shares through the Company’s Share Repurchase Program during 2016. Since the May 2014 inception of the program through December 31, 2016, the Company acquired $56.1 million in repurchased shares.

In its press release of February 6, 2017, the Company announced that the MiMedx Board of Directors had authorized an increase of $10 million to the Company's Share Repurchase Program, and the Board would consider a substantial additional commitment to this program at its next meeting. The Board’s action earlier in February brought the total authorized to $76 million since the Share Repurchase Program commenced. The Company reported that at yesterday’s meeting, the MiMedx Board of Directors authorized an additional increase of $10 million to the Share Repurchase Program, bringing the total authorized to date to $86 million. “With the on-going undervaluation, market conditions, our available resources and other related factors, I believe this increase is a very wise investment for the Company and one that will continue to be anti-dilutive,” commented Petit.

GAAP Earnings
The Company recorded Net Income of $12.0 million for the year ended December 31, 2016, or $0.11 per diluted common share, as compared to a Net Income of $29.4 million, or $0.26 per diluted common share, for the year ended

December 31, 2015. The Company recorded Net Income of $5.5 million for the quarter ended December 31, 2016, or $0.05 per diluted common share, as compared to a Net Income of $13.4 million, or $.12 per diluted common share, for the quarter ended December 31, 2015.

Full year 2016 Research & Development (“R&D”) expenses were $12.0 million or 5% of Net Sales, an increase of $3.6 million over full year 2015 R&D expenses of $8.4 million. Fourth quarter 2016 R&D expenses were $3.5 million or 5% of Net Sales, an increase of $1.1 over fourth quarter 2014 R&D expenses of $2.3 million.

Selling, general and administrative (“SG&A”) expenses for full year 2016 were $180.0 million, a $46.6 million increase over full year 2015 SG&A expenses of $133.4 million. SG&A expenses for the fourth quarter of 2016 were $48.4 million, an $11.9 million increase over fourth quarter of 2015 SG&A expenses of $36.5 million. Increases in SG&A were due to the continuation of the buildup of the Company’s National Accounts function, direct sales force in Wound Care and SSO sales channels, as well as patent litigation costs.

“As I have previously stated, our 2016 earnings were reduced due to the Company’s increased expenses related to our accelerated introductions of the three new products we launched during the year. We believe this strategic decision to accelerate their respective launches and allocation of sales and marketing resources and expenses will prove to be very beneficial as we see the 2017 and beyond revenue results from these products, each of which address critical needs of the market,” concluded Petit.

Revenue Breakdown
The Company distinguishes revenue in two categories: (1) Wound Care and (2) SSO, which includes Original Equipment Manufacturer (“OEM”) applications. For fourth quarter of 2016, Wound Care revenue was $52.8 million, representing 75.5% of total revenue, and SSO (including OEM) revenue was $17.1 million, representing 24.5% of total revenue.

Earnings Call
MiMedx management will host a live broadcast of its fourth quarter and full year 2016 results conference call on Thursday, February 23, 2017, beginning at 10:30 a.m. eastern time. A listen-only simulcast of the MiMedx Group conference call will be available on-line at the Company’s website at www.mimedx.com. A 30-day on-line replay will be available approximately one hour following the conclusion of the live broadcast. The replay can also be found on the Company’s website at www.mimedx.com.

Use of Non-GAAP Financial Measures
Management has disclosed adjusted financial measurements in this press announcement that present financial information that is not in accordance with generally accepted accounting principles (“GAAP”). These measurements are not a substitute for GAAP measurements, although Company management uses these measurements as aids in monitoring the Company's on-going financial performance from quarter-to-quarter and year-to-year on a regular basis and for benchmarking against other medical technology companies. Adjusted EBITDA* is earnings before financing expense, interest, taxes, depreciation, amortization, and share-based compensation. For a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure, see the accompanying table to this release. Adjusted financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider adjusted measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

About MiMedx
MiMedx® is an integrated developer, processor and marketer of patent protected and proprietary regenerative biomaterial products and bioimplants processed from human amniotic membrane and other human birth tissues, such as amniotic fluid, umbilical cord and placental collagen, and human skin and bone. “Innovations in Regenerative Biomaterials" is the framework behind our mission to give physicians products and tissues to help the body heal itself. We process the human amniotic membrane utilizing our proprietary PURION® Process, to produce a safe and effective implant. MiMedx proprietary processing methodology employs aseptic processing techniques in addition to terminal sterilization. MiMedx is the leading supplier of amniotic tissue, having supplied over 700,000 allografts to date for application in the Wound Care, Burn, Surgical, Orthopedic, Spine, Sports Medicine, Ophthalmic and Dental sectors of healthcare.

Safe Harbor Statement
This press release includes statements that look forward in time or that express management's beliefs, expectations or hopes. Such statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the Company's financial projections for the first quarter and full year 2017, that the lowering of the fourth quarter 2016 revenue related to government account transitioning was a conservative approach, that the Company’s expectations that remaining inventory of AvKare that is subject to repurchase obligations will be minimal, that the Company’s ongoing investment in clinical trials continues to propel its success in gaining reimbursement coverage and regulatory approvals, that the publication of the Company’s 2016 audited financial results will resolve much of the innuendo associated with recent allegations made by former employees, that territory realignments and management changes in the sales force will help continue the Company’s growth, that the repurchase of shares continues to be a wise investment for the Company, that the decision to accelerate the launches of three new products in 2016 will prove to be beneficial in 2017 and beyond. Among the risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements include that the Company's 2017 financial performance may not meet expectations, revenue and earnings may not grow or may decline, the Company's new products may not gain acceptance in the medical community or have the expected market impact, the lowering of fourth quarter 2016 revenue to account for government account transitioning may be insufficient, the AvKare inventory subject to repurchase by the Company after termination of the agreement may be more than minimal, the Company’s investment in clinical trials may not lead to further reimbursement coverage or regulatory approvals, the publication of the Company’s 2016 audited financial results may not resolve the innuendo associated with allegations made against the Company, territory realignments and management changes in the sales force may not help with the Company’s growth or may hurt the Company’s growth, the repurchase of the Company’s shares may prove not to be a wise investment, market demand for the Company’s products may not grow or could decline, and the risk factors detailed from time to time in the Company's periodic Securities and Exchange Commission filings, including, without limitation, its 10-K filing for the fiscal year ended December 31, 2015, and its most recent Form 10Q filing. By making these forward-looking statements, the Company does not undertake to update them in any manner except as may be required by the Company's disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.

Investor Contact:
COCKRELL GROUP
Rich Cockrell
877-889-1972
investorrelations@thecockrellgroup.com
cockrellgroup.com

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$34,391	$28,486
Short term investments	—	3,000
Accounts receivable, net	67,151	53,755
Inventory, net	17,814	7,460
Prepaid expenses and other current assets	7,182	3,609
Total current assets	126,538	96,310
Property and equipment, net of accumulated depreciation	13,786	9,475
Goodwill	20,203	4,040
Intangible assets, net of accumulated amortization	23,268	10,763
Deferred tax asset, net	9,114	14,838
Deferred financing costs and other assets	354	487
Total assets	$193,263	$135,913
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$11,436	$6,633
Accrued compensation	12,365	15,034
Accrued expenses	10,941	4,644
Current portion of earn out liability	8,740	—
Income taxes	5,768	(67)
Other current liabilities	1,482	533
Total current liabilities	50,732	26,777
Earn out liability	8,711	—
Other liabilities	820	1,148
Total liabilities	60,263	27,925
Commitments and contingencies
Stockholders' equity:
Preferred stock; $.001 par value; 5,000,000 shares authorized and 0 shares issued and outstanding	—	—
Common stock; $0.001 par value; 150,000,000 shares authorized; 110,212,547 issued and 109,862,787 outstanding at December 31, 2016 and 109,467,416 issued and 107,361,471 outstanding at December 31, 2015	110	109
Additional paid-in capital	161,261	163,133
Treasury stock at cost: 349,760 shares at December 31, 2016 and 2,105,945 shares at December 31, 2015	(2,216)	(17,125)
Accumulated deficit	(26,155)	(38,129)
Total stockholders' equity	133,000	107,988
Total liabilities and stockholders' equity	$193,263	$135,913

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Years Ended December 31,
	2016	2015	2014

Net sales	$245,015	$187,296	$118,223
Cost of sales	32,407	20,202	12,665
Gross margin	212,608	167,094	105,558

Operating expenses:
Research and development expenses	12,038	8,413	7,050
Selling, general and administrative expenses	179,997	133,384	90,480
Amortization of intangible assets	2,127	933	928
Operating income	18,446	24,364	7,100

Other expense, net
Interest expense, net	(339)	(86)	(48)

Income before income tax provision	18,107	24,278	7,052
Income tax provision	(6,133)	5,168	(832)

Net income	$11,974	$29,446	$6,220

Net income per common share - basic	$0.11	$0.28	$0.06

Net income per common share - diluted	$0.11	$0.26	$0.05

Weighted average shares outstanding - basic	105,928,348	105,929,205	105,793,008

Weighted average shares outstanding - diluted	112,441,709	113,628,482	113,295,504

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2016	2015	2014
Cash flows from operating activities:
Net income	$11,974	$29,446	$6,220
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	3,333	1,799	1,197
Amortization of intangible assets	2,127	933	928
Amortization of inventory fair value step-up	1,485	—	—
Amortization of deferred financing costs	181	42	—
Share-based compensation	17,818	16,896	11,453
Change in deferred income taxes	(594)	(7,081)	—
Increase (decrease) in cash, net of effects of acquisition, resulting from changes in:
Accounts receivable	(11,396)	(27,083)	(10,579)
Inventory	(2,837)	(2,327)	(1,252)
Prepaid expenses and other assets	(2,784)	(2,094)	(203)
Accounts payable	(3,665)	3,136	1,287
Accrued compensation	(2,669)	3,511	5,935
Accrued expenses	6,297	2,140	1,098
Income taxes	5,835	(519)	452
Other liabilities	723	8	266
Net cash flows from operating activities	25,828	18,807	16,802

Cash flows from investing activities:
Purchases of equipment	(6,269)	(5,827)	(2,558)
Purchase of Stability Inc., net of cash acquired	(7,631)	—	—
Fixed maturity securities redemption	3,000	6,000	(9,000)
Patent application costs	(842)	(851)	(594)
Net cash flows from investing activities	(11,742)	(678)	(12,152)

Cash flows from financing activities:
Proceeds from exercise of stock options	3,494	4,629	2,470
Proceeds from exercise of warrants	—	46	1,113
Stock repurchase under repurchase plan	(10,378)	(40,279)	(5,612)
Stock repurchase for tax withholdings on vesting of restricted stock	(1,165)	—	—
Deferred financing costs	(30)	(504)	—
Payments under capital lease obligations	(102)	(117)	(117)
Net cash flows from financing activities	(8,181)	(36,225)	(2,146)

Net change in cash	5,905	(18,096)	2,504

Cash and cash equivalents, beginning of period	28,486	46,582	44,078
Cash and cash equivalents, end of period	$34,391	$28,486	$46,582

MiMedx Group, Inc. and Subsidiaries
Non-GAAP Financial Measures and Reconciliation

In addition to our GAAP results, we provide certain Non-GAAP metrics including Adjusted EBITDA, Adjusted Gross Margin, Adjusted Net Income and Adjusted Diluted Net Income per share. We believe that the presentation of these measures provides important supplemental information to management and investors regarding our performance. These measurements are not a substitute for GAAP measurements, although Company management uses these measurements as aids in monitoring the Company's on-going financial performance from quarter-to-quarter and year-to-year on a regular basis and for benchmarking against other medical technology companies. Adjusted EBITDA consists of GAAP Net Income excluding: (i) depreciation and amortization, (ii) other income (expense), (iii) interest income and expense, (iv) income taxes, (v) one time acquisition related costs, (vi) the effect of purchase accounting due to acquisitions and (vii) share-based compensation expense. Due to the impact of the acquisition of Stability in January 2016 and the release of the valuation allowance on the deferred tax asset on reported tax expense in 2015 on results, we have decided to provide additional adjusted non-GAAP measures to provide comparability of normal ongoing operating results. Beginning in 2016, we have reported Adjusted Gross Margin, Adjusted Net Income and Adjusted Diluted Net Income per Share to normalize results for comparison purposes. Adjusted Gross Margin consists of GAAP gross margin excluding amortization of inventory fair value step-up. Adjusted Net Income and Adjusted Diluted Net Income per share consists of GAAP net income excluding: (i) one time acquisition related costs, (ii) amortization of inventory fair value step-up, (iii) amortization of intangible assets and (iv) share-based compensation. Reconciliations of GAAP net income to Adjusted EBITDA, GAAP Gross Margin to Adjusted Gross Margin and GAAP Net Income to Adjusted Net Income and Adjusted Diluted Net Income per share for the years ended December 31, 2016, 2015 and 2014 appear in the tables below (in thousands):

	Years Ended December 31
	2016	2015	2014
Net Income (Per GAAP)	$11,974	$29,446	$6,220

Add back (deduct):
Income taxes	6,133	(5,168)	832
One time costs incurred in connection with acquisition	1,088	—	—
One time inventory costs incurred in connection with acquisition	1,593	—	—
Other interest expense, net	339	86	48
Depreciation expense	3,333	1,799	1,197
Amortization of intangible assets	2,127	933	928
Share-based compensation	17,818	16,896	11,453
Adjusted EBITA	$44,405	$43,992	$20,678
Reconciliation of "Adjusted Gross Margin" defined as Gross Margin before Amortization of inventory fair value step-up (in thousands):

	Years Ended December 31,
	2016	2015	2014
Gross Margin (Per GAAP)	$212,608	$167,094	$105,558

Non-GAAP Adjustments:
One time inventory costs incurred in connection with acquisition	1,593	—	—
Gross Margin before Amortization of inventory fair value step-up	$214,201	$167,094	$105,558
Adjusted Gross Margin	87.4%	89.2%	89.3%
Reconciliation of "Adjusted Net Income" and "Adjusted Diluted Net Income" per share defined as Net Income less Amortization, One Time Costs and Share-Based Compensation (in thousands, except share and per share data):

	Years Ended December 31,
	2016	2015	2014
Net Income (Per GAAP)	$11,974	$29,446	$6,220

Non-GAAP Adjustments:
Tax rate normalization*	(898)	(15,374)	(4,069)
One time costs incurred in connection with acquisition	1,088	—	—
One time inventory costs incurred in connection with acquisition	1,593	—	—
Amortization of intangible assets	2,127	933	928
Share - based compensation	17,818	16,896	11,453
Estimated income tax impact from adjustments	(9,335)	(7,495)	(8,605)
Adjusted Net Income	$24,367	$24,406	$5,927
Adjusted diluted net income per share	$0.22	$0.21	$0.05
Denominator for diluted earnings per share - weighted average shares adjusted for dilutive securities	112,441,709	113,628,482	113,295,504
*Assumes a normalized tax rate of 40% for 2016, 42% for 2015 and 70% for 2014.